Exhibit 99(a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF

2.25% SENIOR CONVERTIBLE DEBENTURES DUE 2022

ISSUED BY

RADIAN GROUP INC.

CUSIP Numbers: 750236 AF 8

750236 AE 1

NOTICE IS HEREBY GIVEN pursuant to the Indenture, dated as of January 11, 2002 (the “Indenture”), between Radian Group Inc., a Delaware corporation (the “Company”), and The Bank of New York, as trustee and paying agent, and the 2.25% Senior Convertible Debentures due 2022 (the “Securities”) of the Company, that at the option of each holder (each, a “Holder”) of the Securities, the Securities held by such Holder will be purchased by the Company for an amount equal to $1,000 in cash per $1,000 principal amount of the Securities plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on the date of purchase, subject to the terms and conditions of the Securities, the Indenture, this Company Notice and the related offer materials, as amended and supplemented from time to time (such offer by the Company, the “Put Option,” and such Company Notice and related offer materials, collectively, the “Put Option Materials”). Holders may surrender their Securities from December 2, 2004 through 5:00 p.m., New York City time, on Monday, January 3, 2005. This Company Notice is being sent pursuant to Section 3.9 of the Indenture and Section 6 of the Securities. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase the Securities and receive payment of the Purchase Price, you must validly surrender the Securities and the enclosed Purchase Notice to the Paying Agent (and not have withdrawn such surrendered Securities and Purchase Notice) by 5:00 p.m., New York City time, on Monday, January 3, 2005 (the “Purchase Date”). Securities surrendered for purchase may be withdrawn at any time before 5:00 p.m., New York City time, on the Purchase Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The Paying Agent is: The Bank of New York

In Person or By Regular, Registered or

Certified Mail or Overnight Courier:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—Floor 7E

New York, NY 10286

Attn.: Mr. David Mauer

By Facsimile: (212) 298-1915 Attention: Mr. David Mauer Reorganization Unit—7E Confirm Receipt of Facsimile Only: (212) 815-3687

Copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is December 2, 2004.

Annex A. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. The information in this summary is not complete; for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice and the other accompanying Put Option Materials. We have included page references in the answers below to direct you to a more complete discussion in this summary of the relevant topics.

Who is offering to purchase my Securities?

The Company is offering to purchase your validly surrendered Securities. (Page 6)

Why are you making the offer?

We are required to make the offer pursuant to the terms of the Securities and the Indenture. (Page 6)

What securities are you seeking to purchase?

We are offering to purchase all of the Securities surrendered, at the option of each Holder. As of November 29, 2004, there was $220,000,000 in aggregate principal amount of Securities outstanding. The Securities were issued under the Indenture between the Company and The Bank of New York, as trustee and paying agent (the “Paying Agent”). (Page 6)

How much are you offering to pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price equal to $1,000 per $1,000 principal amount of the Securities validly surrendered for purchase and not withdrawn plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on the date of purchase (the “Purchase Price”). (Page 6)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities before making any decision with respect to the Put Option. The Common Stock of the Company into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “RDN.” On November 29, 2004, the last reported sales price of the Common Stock on the NYSE was $51.10 per share. (Page 7)

What does the board of directors of the Company think of the Put Option?

Although the board of directors of the Company has approved the terms of the Put Option, the board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender any of your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 6)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on January 3, 2005. We will not extend the period Holders have to accept the Put Option unless required to do so by the federal securities laws. (Page 6)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any conditions other than such purchase being lawful. (Page 6)

How do I surrender my Securities?

To exercise your option to have the Company purchase your Securities, you must deliver the required documents to the Paying Agent no later than 5:00 p.m., New York City time, on January 3, 2005.

•	A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents and the certificates representing the Securities to be surrendered for purchase, on or before 5:00 p.m., New York City time, on the Purchase Date.

•	A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder’s behalf.

•	Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System (“PTS”), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC. (Page 9)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will forward to the Paying Agent, by 10:00 a.m., New York City time, on December 31, 2004, the appropriate amount of cash required to pay the Purchase Price for Securities validly surrendered as of the close of business on December 30, 2004. We will forward to the Paying Agent, by 10:00 a.m., New York City time, on January 4, 2005, any additional amounts for Securities validly surrendered on or after December 31, 2004, taking into account any Securities validly withdrawn by 5:00 p.m., New York City time, on the Purchase Date. The Paying Agent will promptly distribute the cash to each Holder that has validly surrendered its Securities and not validly withdrawn such Securities by 5:00 p.m., New York City time, on the Purchase Date. (Page 9)

Until what time may I withdraw previously surrendered Securities?

You may withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on January 3, 2005. (Page 9)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must timely deliver an executed written notice of withdrawal substantially in the form attached to the Paying Agent before 5:00 p.m., New York City time, on January 3, 2005.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Page 9)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Put Option, we will not purchase your Securities under the Put Option and such Securities will remain outstanding subject to their existing terms. (Page 8)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender for purchase all of your Securities, a portion of your Securities or none of your Securities. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 8)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of a Security into 17.316 shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Pages 6-7)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain or loss as a result of the transaction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 11-13)

Who is the Paying Agent?

The Bank of New York, the trustee for the Securities, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to Mr. David Mauer at The Bank of New York at (212) 815-3687.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. The Company is offering to purchase the Securities on the Purchase Date. The Securities are convertible into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

The Company was incorporated in Delaware in 1992, and is a leading credit enhancement provider to the global financial and capital markets. The Company maintains its principal executive offices at 1601 Market Street, Philadelphia, Pennsylvania 19103. The telephone number there is (215) 564-6600.

2. Information Concerning the Securities. The Securities were issued under an Indenture, dated as of January 11, 2002, between the Company and The Bank of New York, as trustee.

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase on January 1, 2005, January 1, 2007, January 1, 2009, January 1, 2012, and January 1, 2017 (or, in each case, the next business day thereafter), all Securities validly surrendered for purchase and not withdrawn by the Holders at their option.

This Put Option will expire at 5:00 p.m., New York City time, on the Purchase Date. To exercise your option to have the Company purchase your Securities and receive payment of the Purchase Price, you must validly surrender the Securities you want to sell to the Company and the enclosed Purchase Notice to the Paying Agent before 5:00 p.m., New York City time, on the Purchase Date. We will not extend the period Holders have to accept the Put Option unless required to do so by the federal securities laws.

The purchase by the Company of validly surrendered Securities is not subject to any conditions other than such purchase being lawful.

2.2. Purchase Price. The Purchase Price to be paid by the Company for the Securities on the Purchase Date is $1,000 per $1,000 principal amount of the Securities plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on such Purchase Date. The Company estimates accrued and unpaid interest as of January 3, 2005 to be approximately $11.25 per $1,000 in principal amount of Securities. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

Unless the Company defaults in making payment on Securities for which this Purchase Notice has been submitted, interest, if any, on such Securities will cease to accrue on the Purchase Date.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and may bear no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company, its board of directors or its employees are making any recommendation to Holders as to whether to hold or surrender for purchase the Securities pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender, based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. The Securities are convertible into 17.316 shares of Common Stock per $1,000 principal amount of the Securities, subject to adjustment under certain circumstances specified in the Indenture. The Paying Agent is currently acting as conversion agent for the Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture and the Securities only if the applicable Purchase Notice has been validly withdrawn before 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 below.

2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. We have been advised that there is no practical way to determine the trading history of the Securities, although we believe that trading in the Securities has been limited and sporadic. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price of the Common Stock and the market for similar securities. Following the consummation of the Put Option, we expect that Securities not purchased in the Put Option may continue to be traded; however, we anticipate that the trading market for the Securities may be even more limited. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Our purchase of Securities pursuant to the Put Option will reduce the float and consequently may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the consummation of the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of Holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Securities are held through The Depository Trust Company (“DTC”). As of November 29, 2004, there was $220,000,000 in aggregate principal amount of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “RDN.” The following table sets forth, for the quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
2004
4th Quarter (through November 29, 2004)	$51.65	$42.30
3rd Quarter	49.73	43.38
2nd Quarter	49.75	42.55
1st Quarter	52.24	40.95
2003
4th Quarter	53.34	44.90
3rd Quarter	49.15	36.52
2nd Quarter	42.65	33.04
1st Quarter	41.60	30.02
2002
4th Quarter	42.00	29.40
3rd Quarter	49.82	30.85
2nd Quarter	55.56	47.60
1st Quarter	49.80	40.48

On November 29, 2004, the last reported sales price of the Common Stock on the NYSE was $51.10 per share. On that date, there were approximately 92,012,205 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.5. Redemption. Beginning January 3, 2005, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the principal amount of the Securities plus accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of redemption.

2.6. Change in Control. If there is a Change in Control of the Company (as defined in the Indenture), a Holder may require the Company to redeem for cash his or her Securities at a redemption price equal to the principal amount of the Securities plus accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of redemption.

2.7. Ranking. The Securities are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness. The Securities are effectively subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries and to the Company’s obligations that are secured, to the extent of the security.

3. Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities and the enclosed Purchase Notice to the Paying Agent before 5:00 p.m., New York City time, on January 3, 2005. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in a principal amount of $1,000 or an integral multiple thereof.

If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on January 3, 2005, their Securities will remain outstanding.

3.1. Method of Delivery. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as otherwise expressly provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. If such delivery is by mail, we suggest that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent before 5:00 p.m., New York City time, on the Purchase Date.

3.2. Purchase Notice. Pursuant to the Indenture, each Holder’s Purchase Notice must contain:

•	the certificate number(s) of the Securities being delivered to be purchased;

•	the portion of the principal amount of the Securities that the Holder is delivering to be purchased, which must be a principal amount of $1,000 or an integral multiple of $1,000; and

•	a statement that the Holder requests that such Security be purchased as of the Purchase Date pursuant to the terms and conditions specified in Section 6 of the Securities and the Indenture.

3.3. Delivery of Securities.

Securities in Certificated Form. To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, on or before 5:00 p.m., New York City time, on the Purchase Date.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf.

Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Securities on or before 5:00 p.m., New York City time, on the Purchase Date; and

•	electronically transmitting his or her acceptance through DTC’s PTS, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time before 5:00 p.m., New York City time, on January 3, 2005. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

•	the certificate number(s) of the Securities in respect to which such notice of withdrawal is being submitted;

•	the principal amount of the Securities with respect to which such notice of withdrawal is being submitted;

•	the principal amount, if any, of the Securities which remains subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company; and

•	the Holder’s signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) unless such Securities have been surrendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Put Option. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

5. Payment for Surrendered Securities. We will forward to the Paying Agent, by 10:00 a.m., New York City time, on December 31, 2004, the appropriate amount of cash required to pay the Purchase Price for Securities validly surrendered as of the close of business on December 30, 2004. We will forward to the Paying Agent, by 10:00 a.m., New York City time, on January 4, 2005, any additional amounts for Securities validly surrendered on or after December 31, 2004, taking into account any Securities validly withdrawn by 5:00 p.m., New York City time, on the Purchase Date. The Paying Agent will promptly distribute the cash to each Holder that has validly surrendered its Securities and not validly withdrawn such Securities by 5:00 p.m., New York City time, on the Purchase Date.

The total amount of funds required by us to purchase all of the Securities will be $222,475,000 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use available cash to purchase the Securities.

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. On November 22, 2004, the Company announced that Frank P. Fillips, the chairman of the board of directors and chief executive officer of the Company, is currently expected to retire in June 2006. Except for the expected retirement of Frank P. Fillips, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

Certain directors and executive officers of the Company and its affiliates are parties to ordinary course stock option plans and arrangements involving the Common Stock of the Company, as disclosed by the Company before the date hereof. Except as described in the previous sentence, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of the securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. In addition, the Company may acquire the Securities through a redemption, at a redemption price equal to the principal amount of the Securities plus accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of redemption. Any decision to purchase or redeem Securities after the expiration of the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Material United States Tax Considerations.

The following discussion summarizes certain United States federal income tax considerations that may be relevant to you if you exercise the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their own tax advisors about the United States federal, state, local and other tax consequences of exercising the Put Option.

U.S. Holders

This discussion deals only with U.S. Holders who hold the Securities as capital assets, and does not apply if you are a member of a class of Holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Securities that are a hedge or that are hedged against interest rate risks;

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States person whose functional currency for tax purposes is not the U.S. dollar.

You will be a “U.S. Holder” if you are a beneficial owner of the Securities for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	a domestic partnership, except as otherwise provided in the U.S. Treasury Regulations;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this discussion does not apply to you.

Generally, your exercise of the Put Option will result in taxable gain or loss to you equal to the difference between (1) the amount of cash received and (2) your adjusted tax basis in the Securities surrendered. Your adjusted tax basis in the Securities will generally be equal to your original purchase price for the Securities, increased by any interest income previously accrued by you, decreased by the amount of any projected payments previously made on the Securities to you, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you have been required to make if you purchased your Securities at a price other than the adjusted issue price determined for federal income tax purposes. This gain will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your Securities for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

The contingent payment debt instrument regulations applicable to the Securities are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Securities. In addition, the tax treatment of a partnership that holds Securities depends upon the status of the partners and the activities of the partnership. Partnerships should consult their tax advisors about the tax consequences of exercising the Put Option.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of Securities and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Securities.

If you are a U.S. Holder, this section does not apply to you.

If you are a non-U.S. Holder, we and other U.S. payors generally will not be required to deduct United States withholding tax from cash you receive upon exercising the Put Option if:

(1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) you are not a controlled foreign corporation that is related to us through stock ownership; and

(3) the U.S. payor does not have actual knowledge or reason to know that you are a United States person; and:

(a) you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

(b) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person;

(c) the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

(i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(ii) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS); or

(iii) a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS);

(d) the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business:

(i) certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

(ii) to which is attached a copy of the IRS Form W-8BEN or an acceptable substitute form; or

(e) the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments made within the United States to non-corporate U.S. Holders if you exercise the Put Option. Backup withholding will apply to those payments if such a U.S. Holder fails to provide an accurate taxpayer identification number (TIN) or fails to certify that it is not subject to backup withholding or has been notified by the Internal Revenue Service that it has failed to report all interest and dividend payments shown on its federal income tax return. In general, if you are a non-U.S. Holder, payments made by us and other payors to you upon an exercise of the Put Option will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—Non-U.S. Holders” are satisfied or you otherwise establish an exemption.

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NYSE located at 11 Wall Street, New York, NY 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 5:00 p.m., New York City time, on the Purchase Date; and

•	The description of the Common Stock set forth in the Company’s Registration Statement on Form 8-A/A filed on August 12, 2004.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined herein have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

RADIAN GROUP INC.

December 2, 2004

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Frank P. Fillips	Chairman
Roy J. Kasmar	Director
James W. Jennings	Director
Robert W. Richards	Director
Anthony W. Schweiger	Director
Howard B. Culang	Director
Stephen T. Hopkins	Director
Ronald W. Moore	Director
Herbert Wender	Director
David C. Carney	Director
Jan Nicholson	Director

Executive Officers

Name	Title
Frank P. Filipps	Chairman of the Board and Chief Executive Officer
Roy J. Kasmar	President and Chief Operating Officer
C. Robert Quint	Executive Vice President and Chief Financial Officer
Howard S. Yaruss	Executive Vice President, Secretary, General Counsel and Corporate Responsibility Officer
Mark A. Casale	Senior Vice President, Strategic Investments
Robert E. Croner	Senior Vice President, Human Resources
John J. Calamari	Senior Vice President and Corporate Controller
Martin Kamarck	President, Radian Asset Assurance Inc.
Mona Zeehandelaar	Senior Vice President of Investor Relations

The business address of each person set forth above is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103. The telephone number there is (215) 564-6600.